J.P. Morgan Emerging Markets Equity Fund
Supplemental Proxy Information

A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the Trust unless otherwise specified. The meeting was held for the following purposes:

1. To elect a slate of five Trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.
2a. To approve the amendment of the fund's investment restriction relating to diversification of assets.
2b. To approve the amendment of the fund's investment restriction relating to concentration of assets in a particular industry.
2c. To approve the amendment of the fund's investment restriction relating to the issuance of senior securities.
2d. To standardize the borrowing ability of the fund to the extent permitted by applicable law.
2e. To approve the amendment of the fund's investment restriction relating to underwriting.
2f. To approve the amendment of the fund's investment restriction relating to investment in real estate.
2g. To approve the amendment of the fund's investment restriction relating to commodities.
2h. To approve the amendment of the fund's investment restriction relating to lending.
2i. To approve the reclassification of the fund's other fundamental restrictions as nonfundamental.
3. To approve the reclassification of the fund's investment objective from fundamental to nonfundamental.
4. To approve a new investment  advisory agreement of the fund.
5. To amend the Declaration of Trust to provide  dollar-based  voting rights.
6. To ratify the selection of independent accountants, PricewaterhouseCoopers
LLP.

    The results of the proxy solicitation on the above matters were as follows:

     Directors/Matter                                                  Votes for        Votes against     Abstentions

1.    Frederick S. Addy                                                2,692,335,831        18,884,648           --
     William G. Burns                                                  2,692,395,937        18,824,542           --
     Arthur C. Eschenlauer                                             2,691,798,990        19,421,489           --
     Matthew Healey                                                    2,692,393,425        18,827,054           --
     Michael P. Mallardi                                               2,692,488,290        18,732,189           --
1.    Amending of Investment Restrictions:
     a.  Relating to diversification of assets                             3,766,809            62,840       13,450
     b.  Relating to concentration of assets                               3,764,753            64,874            13,475
     c.  Relating to issuance of senior securities                         3,764,201            64,456            14,442
     d.  Relating to borrowing                                             3,763,837            65,790            13,472
     e.  Relating to underwriting                                          3,765,488            64,170            13,441
     f.  Relating to investment in real estate                             3,760,069            69,707            13,323
       g.  Relating to commodities                                         3,765,757            63,893            13,449
     h.  Relating to lending                                               3,765,483            64,167            13,449
     i.   Reclassification of other restrictions as nonfundamental         3,724,303           105,093            13,703
3.   Reclassification of investment objectives                             3,725,479            99,466            18,153
4.   Investment advisory agreement                                         4,026,704            63,352            17,663
5.   Dollar-based voting rights                                        2,645,059,081        16,807,551        47,376,755
6.   Independent accountants, PricewaterhouseCoopers LLP               2,682,031,391         4,303,418        24,885,671